Exhibit 10.4

EXECUTION COPY

AMENDMENT NO. 1 TO THE

MASTER OWNER TRUST AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Master Owner Trust Agreement is made as of November 10, 2009 by and among Navistar Financial Securities Corporation, a Delaware corporation (“NFSC”), and Deutsche Bank Trust Company Delaware, a Delaware banking corporation, as Master Owner Trust Trustee (the “Master Owner Trust Trustee”).

NFSC, as Seller and the Master Owner Trust Trustee are parties to a Master Owner Trust Agreement, dated as of June 10, 2004 (the “Master Owner Trust Agreement”). The Seller and the Master Owner Trust Trustee have agreed to amend the Master Owner Trust Agreement in the manner set forth herein. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Master Owner Trust Agreement.

1.	Amendment to Section 2.6. Section 2.6 shall be amended and deleting the fifth sentence thereof and replacing it with the following:

“It is the intention of the parties hereto that, solely for purposes of federal income taxes, state and local income and franchise taxes, and any other taxes imposed upon, measured by, or based upon gross or net income, the Master Owner Trust shall be treated as a division or branch of the Seller; provided, that, if the Master Owner Trust Certificates are owned by more than one Person, the parties agree to treat the Master Owner Trust as a partnership.”

2.	Amendment to Section 3.4(b). Section 3.4(b) shall be amended by deleting it in its entirety and replacing it with the following:

“(b) The initial Master Owner Trust Certificateholders may at any time, without consent of the Noteholders, sell, transfer, convey or assign in any manner its rights to and interests in the Master Owner Trust Certificates, provided that: (i) such action will not result in a reduction or withdrawal of the rating of any class of Notes, (ii) the Master Owner Trust Certificateholders provide to the Master Owner Trust Trustee and the Indenture Trustee an opinion of independent counsel that such action will not cause the Master Owner Trust to be treated as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes, (iii) such transferee or assignee agrees to take positions for tax purposes consistent with the tax positions agreed to be taken by the Master Owner Trust Certificateholders and (iv) the conditions set forth in Section 3.4(g) have been satisfied. Further, any subsequent transfer of a Master Owner Trust Certificate by a transferee or assignee must also comply with the foregoing provisions. In addition, no transfer of a Master Owner Trust Certificate shall be registered unless the transferee shall have provided to the Master Owner Trust Trustee and the Certificate Registrar an opinion of counsel that in connection with such transfer no registration of the Master Owner Trust Certificates is required under the Securities Act or applicable state law or that such transfer is otherwise being made in accordance with all applicable federal and state securities laws. No Master Owner Trust Certificate (other than the Master Owner Trust Certificates issued to and held by the Seller) may be subdivided upon transfer or exchange in a manner such that the resulting Master Owner Trust Certificate represents less than a 2.00% fractional undivided interest in the Master Owner Trust (or such other amount as the Seller may determine in order to prevent the Master Owner Trust from being treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code, but in no event less than a 1.00% fractional undivided interest in the Master Owner Trust).”

3.	Amendment to Article IX. Section 9.14 shall be added to Article IX in proper numerical order to read as follows:

“Section 9.14 Master Owner Trust Certificateholder’s TALF Related Signing Authority. In connection with the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”), the Master Owner Trust Certificateholder shall be authorized to execute and deliver on behalf of the Master Owner Trust and cause the Master Owner Trust to perform (i) any “Certification as to TALF Eligibility for Non-Mortgage-Backed ABS”, (ii) any “Indemnity Undertaking”, (iii) any “Management Report on Compliance” and (iv) any other documents, certificates, agreements and instruments contemplated thereby or related thereto or otherwise necessary or incidental to qualifying under TALF. Any action taken on behalf of the Master Owner Trust by the Master Owner Trust Certificateholder (as Master Owner Trust Certificateholder or Seller) prior to the date hereof with respect to TALF, including execution of any Indemnity Undertaking, Certificate as to TALF Eligibility for Non-Mortgage-Backed ABS and Management Report on Compliance, is hereby ratified.”

4.	Miscellaneous. This Amendment shall be construed in accordance with the internal laws of the State of Delaware, without reference to its conflict of law provisions. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together constitute one and the same instrument. The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Master Owner Trust Agreement; and the Master Owner Trust Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument. Promptly after the execution of this Amendment the Master Trust Trustee shall furnish written notification of the substance of this Amendment to the Indenture Trustee and each Note Rating Agency.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Master Owner Trust Agreement to be duly executed by their respective officers as of the date first written above.

NAVISTAR FINANCIAL SECURITIES CORPORATION
as Seller and as Master Owner Trust Certificateholder

By:	/s/ William V. McMenamin
Name:	William V. McMenamin
Title:	Vice President, Chief Financial Officer
and Treasurer

DEUTSCHE BANK TRUST COMPANY DELAWARE
not in its individual capacity but solely
as Master Owner Trust Trustee

By:	/s/ Elizabeth B. Ferry
Name:	Elizabeth B. Ferry
Title:	Vice President

By:	/s/ Michelle S. Farally
Name:	Michelle S. Farally
Title:	Assistant Vice President

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